UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2011

Cole Real Estate Income Strategy (Daily NAV), Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-169535	27-3147801
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 7, 2011, Cole WG Albuquerque (3400 Coors) NM, LLC, a Delaware limited liability company (“WG Albuquerque”), a wholly-owned subsidiary of Cole Real Estate Income Strategy (Daily NAV) Operating Partnership, LP (“Income NAV OP”), the operating partnership of Cole Real Estate Income Strategy (Daily NAV), Inc. (the “Company”) entered into an agreement of purchase and sale with Westland Devco LLC (“Westland”), a Delaware limited liability company, which is not affiliated with the Company, its advisor or affiliates. Pursuant to the terms of the agreement, Income NAV OP agreed to purchase an approximately 15,525 square foot single-tenant retail building leased to Walgreen Co., an Illinois corporation (“Walgreens”), on an approximately 1.54 acre site located in Albuquerque, NM (the “WG Albuquerque Property”) for a gross purchase price of $2.5 million, exclusive of closing costs. The WG Albuquerque Property was constructed in 1995.

Item 2.01	Completion of Acquisition or Disposition of Assets

On December 7, 2011, the Company acquired the WG Albuquerque Property from Westland for a purchase price of $2.5 million, exclusive of closing costs. The acquisition was funded with proceeds from the Company’s ongoing public offering of common stock. The WG Albuquerque Property is 100% leased to Walgreens subject to a net lease, which commenced on April 21, 1995. Pursuant to the lease, Walgreens is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent of approximately $196,000, or approximately $12.60 per square foot, is fixed for the initial lease term, which expires April 30, 2026.  The tenant has four options to renew the lease, beginning April 30, 2026; the first for an additional four-year term, and the remaining three for additional five-year terms, with no rental escalations.

In evaluating the WG Albuquerque Property as a potential acquisition, including the determination of an appropriate purchase price to be paid for the WG Albuquerque Property, the Company considered a variety of factors, including the condition and financial performance of the property; the terms of the existing lease and the creditworthiness of the tenant; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; and neighborhood growth patterns and economic conditions. The Company does not currently have plans to renovate, improve or develop the WG Albuquerque Property, and the Company believes the WG Albuquerque Property is adequately insured.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 7, 2011, the Company filed Articles of Amendment and Restatement with the State Department of Assessments and Taxation of Maryland, which amended and restated its Articles of Incorporation.  A copy of the Articles of Amendment and Restatement is filed as exhibit 3.1 to this report and is incorporated herein by reference.

Item 8.01	Other Events

Escrow Break

The registration statement for the Company’s initial public offering of up to $4,000,000,000 in shares of the Company’s common stock was declared effective by the Securities and Exchange Commission on December 6, 2011. Of this amount, the Company is offering $3,500,000,000 in shares in its primary offering and is offering $500,000,000 in shares pursuant to its distribution reinvestment plan. Pursuant to the terms of the offering, the Company was required to deposit all subscription proceeds in escrow pursuant to the terms of an escrow agreement with UMB Bank, N.A. until the Company received subscriptions aggregating at least $10,000,000. On December 6, 2011, Cole Holdings Corporation, an affiliate of the Company’s sponsor, deposited $10,000,000 for the purchase of shares of common stock in the offering into escrow. As a result, the Company had satisfied the conditions of its escrow agreement and on December 7, 2011, the Company broke escrow and accepted the investor’s subscription for shares of its common stock in the offering, resulting in gross proceeds of $10,000,000. The Company has special escrow provisions for residents of Pennsylvania which have not been satisfied as December 7, 2011.

 Declaration of Distributions

The Company’s Board of Directors has authorized a daily distribution, based on 365 days in the calendar year, of $0.002260274 per share (which equates to 5.5% on an annualized basis calculated at the current rate, assuming a $15.00 per share purchase price) for stockholders of record as of each day of the period commencing on the first day following the release from escrow of the subscription proceeds received in the Company’s public offering, as a result of the receipt of subscriptions aggregating at least the minimum offering of $10,000,000 (the “Distribution Start Date”), and ending on December 31, 2011. The payment date for each of the daily distributions for the period commencing on the Distribution Start Date and ending on December 31, 2011 will be in January 2012.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

Since it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that the required financial statements will be filed on or before February 22, 2012, which date is within the period allowed to file such an amendment.

(b) Pro Forma Financial Information.

See paragraph (a) above.

(c) Shell Company Transactions

None.

(d) Exhibits

3.1	Articles of Amendment and Restatement of the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 7, 2011	COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
	By:	/s/ D. Kirk McAllaster, Jr.
	Name:	D. Kirk McAllaster, Jr.
	Title:	Executive Vice President, Chief Financial Officer and Treasurer Principal Financial Officer